CYPRESS
PERFORM

May 6, 2014

Thad Trent
Cypress Initials: TTU

Dear Thad,

We would like to extend our congratulations to you on your promotion to Executive Vice President reporting to me. Your will receive a 6% salary increase. Effective June 2, 2014 your new annual base salary will be $275,489.86.

You will continue to be a participant in the Cypress Semiconductor 2014 Key Employee Bonus Program (KEBP). Effective June 2, 2014 your target incentive will be 80% of base salary. Your actual incentive will be based on both company and individual performance.

Cypress is pleased to grant you 40,000 performance-based accelerated stocks (PARS). Please see the attached PARS agreement for details.

In addition, Cypress offers you a choice to purchase 60,000 shares of its Common Stock at its fair market value or 20,000 Restricted Stock Units (RSUs). You have the choice to receive your grant either as Stock Options or RSUs. The internal conversion rate for RSUs that are granted in lieu of stock options is currently 1 RSU for every 3 Stock Options.

Check One	Choice	# of Stock Options	# of RSUs
☒	**Choice A (Default Option):** 100% RSUs	0	20,000
☐	**Choice B:** 25% Stock Options & 75% RSUs	15,000	15,000
☐	**Choice C:** 50% Stock Options & 50% RSUs	30,000	10,000
☐	**Choice D:** 75% Stock Options & 25% RSUs	45,000	5,000
☐	**Choice E:** 100% Stock Options	60,000	0

CYPRESS
PERFORM

Please specify your preference while returning the signed letter to your manager.

You will need to accept this grant within 60 days of issuance through the on-line web page at E*TRADE https://us.etrade.com/e/t/welcome/employeestockplans. Vesting begins as of June 2, 2014.

The price of the stock options was set on May 2, 2014, the day the Compensation Committee approved your grant, and was based upon the NASDAQ closing price for Cypress common stock. The equity grant set forth above will vest monthly over two years at the rate of 1/24 per month and the vesting will begin as of your promotion date.

RSUs are a promise by the company to give you shares of common stock in the future, provided your employment is continuous. Your RSUs will vest over two years at the rate of 1/2 (50%) per year as of the anniversary of June 2, 2014. RSUs have no exercise price and therefore always have value. The value of each RSU is equal to the value of one share of Cypress's stock once vested. Upon vest, any applicable taxes will be withheld in the form of shares, or you will be required to sell enough shares to pay the taxes required to be withheld, or you will need to use cash from external sources to satisfy the tax requirements. Vested RSUs remain yours for as long as you hold the shares, even if the company no longer employs you. You may sell them immediately upon vest or hold onto them for however long you like. In the latter case, you bear the risk of the stock declining in price and your shares losing value.

We appreciate your past efforts and contributions to Cypress and wish you continued success in your career at Cypress.

Sincerely,

T.J. Rodgers
President and CEO

TOM SURRETTE
EVP HR

Thad Trent

5-28-14
Date

CYPRESS SEMICONDUCTOR CORP.
198 CHAMPION COURT SAN JOSE, CA 95134-1709 408 • 943 • 2600